Exhibit 10.3

TRANSITION SERVICES AGREEMENT

BETWEEN

THE TIMKEN COMPANY

AND

TIMKENSTEEL CORPORATION

Dated June 30, 2014

TABLE OF CONTENTS

(Continued)

ANNEXES

Annex A	Authorized Representatives

Annex B	Timken Services and Fees

Annex C	TimkenSteel Services and Fees

SCHEDULES

Schedule C.2	Central Yard Commercial Terms

-ii-

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT dated June 30, 2014 (this “Agreement”), is between The Timken Company, an Ohio corporation (“Timken”), and TimkenSteel Corporation, an Ohio corporation (“TimkenSteel”). Timken and TimkenSteel are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

A.       TimkenSteel and Timken are Parties to that certain Separation and Distribution Agreement dated as of the Distribution Date (the “Separation Agreement”).

B.       Pursuant to the Separation Agreement, the Parties agreed to separate Timken into two companies (1) TimkenSteel which will own and conduct, directly and indirectly, the Steel Business; and (2) Timken, which will continue to own and conduct, directly and indirectly, the Bearings Business (the “Separation”).

C.       In connection with the transactions contemplated by the Separation Agreement and in order to ensure a smooth transition following the Separation, each Party desires that the other Party provide, or cause its Affiliates or contractors to provide, certain transition services.

D.       It is the intent of the Parties that the Services be provided at cost, and therefore, the Fees set forth on Annex B and Annex C were calculated to reflect costs.

In consideration of the forgoing and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Definitions. Unless otherwise defined herein, each capitalized term will have the meaning specified for such term in the Separation Agreement. As used in this Agreement:

“Additional Services” means the Additional Timken Services or the Additional TimkenSteel Services, individually, or the Additional Timken Services and the Additional TimkenSteel Services, collectively, as the context may indicate. Any Additional Services provided pursuant to this Agreement will be deemed to be “Services” under this Agreement.

“Additional TimkenSteel Service” has the meaning set forth in Section 2.2(b).

“Additional Timken Service” has the meaning set forth in Section 2.2(a).

“Agreement” has the meaning set forth in the Preamble.

“Authorized Representative” means, for each Party, any of the individuals listed on Annex A under the name of such Party.

“Availed Party” has the meaning set forth in Section 5.2(a).

“Fees” means the fees for a particular Service as set forth on Annex B or Annex C as the case may be.

“Force Majeure Events” has the meaning set forth in Section 3.5(b).

“Materials” has the meaning set forth in Section 2.5(a).

“Partial Termination” has the meaning set forth in the Section 6.3(a).

“Party” has the meaning set forth in the Preamble.

“Payment Due Date” has the meaning set forth in Section 4.4.

“Safety and Security Policies” has the meaning set forth in Section 5.2(a).

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” has the meaning set forth in the Recitals.

“Service Provider” means (a) in the case of Timken Services, Timken or any of its Subsidiaries providing a Timken Service hereunder, or (b) in the case of TimkenSteel Services, TimkenSteel or any of its Subsidiaries providing a TimkenSteel Service hereunder.

“Service Recipient” means (a) in the case of Timken Services, TimkenSteel or any of its Subsidiaries receiving a Timken Service hereunder, or (b) in the case of TimkenSteel Services, Timken or any of its Subsidiaries receiving a TimkenSteel Service.

“Service Recipient Data” means all of the data and information owned and provided solely by the Service Recipient, or created by the Service Provider solely on behalf, or for the benefit, of the Service Recipient (including any such data and information created by the Service Provider or the Service Recipient using the Service Provider’s computer systems or software) in relation to the provision of the Services.

“Service Term” means the term for a particular Service as set forth on Annex B or Annex C, as the case may be.

“Services” means the Timken Services or the TimkenSteel Services, individually, or the Timken Services and the TimkenSteel Services, collectively, as the context may indicate.

“Systems” has the meaning set forth in Section 5.2(a).

“Term” has the meaning set forth in Section 6.1.

“Term Extension” has the meaning set forth in Section 6.2.

“Timken” has the meaning set forth in the Preamble.

“Timken Services” means the Services generally described on Annex B and any other Service provided by Timken or any of its Subsidiaries pursuant to this Agreement.

“TimkenSteel” has the meaning set forth in the Preamble.

“TimkenSteel Services” means the Services generally described on Annex C and any other Service provided by TimkenSteel or any of its Subsidiaries pursuant to this Agreement.

ARTICLE II

PERFORMANCE AND SERVICES

Section 2.1   General.

(a)       During the Term, and subject to the terms and conditions of this Agreement, Timken will use commercially reasonable efforts to provide, or cause to be provided, the Timken Services to TimkenSteel and its Subsidiaries. The applicable Fee for each Timken Service will be the specified Fee for such Timken Service set forth on Annex B, and the applicable Service Term for each Timken Service will be the specified Service Term for such Timken Service set forth on Annex B, in each case, subject to adjustment for each Term Extension as provided in Section 6.2. Notwithstanding anything to the contrary contained herein or on any Annex, Timken will have no obligation under this Agreement to: (i) operate the Steel Business or any portion thereof (it being acknowledged and agreed by Timken and TimkenSteel that providing the Timken Services will not be deemed to be operating the Steel Business or any portion thereof); (ii) advance funds or extend credit to TimkenSteel; (iii) hire new employees for the purpose of providing the Timken Services; (iv) provide Timken Services to any Person other than TimkenSteel Entities; or (v) implement systems, processes, technologies, plans or initiatives developed, acquired or utilized by Timken whether before or after the Distribution Date.

(b)       During the Term, and subject to the terms and conditions of this Agreement, TimkenSteel will use commercially reasonable efforts to provide, or cause to be provided, the TimkenSteel Services to Timken and the other Bearings Entities. The applicable Fee for each TimkenSteel Service will be the specified Fee for such TimkenSteel Service set forth on Annex C, and the applicable Service Term for each TimkenSteel Service will be the specified Service Term for such TimkenSteel Service set forth on Annex C, in each case, subject to adjustment for each Term Extension as provided in Section 6.2. Notwithstanding anything to the contrary contained herein or on any Annex, TimkenSteel will have no obligation under this Agreement to: (i) operate the Bearings Business or any portion thereof (it being acknowledged and agreed by Timken and TimkenSteel that providing the TimkenSteel Services will not be deemed to be operating the Bearings Business or any portion thereof); (ii) advance funds or extend credit to Timken; (iii) hire new employees for the purpose of providing the TimkenSteel Services; (iv) provide TimkenSteel Services to any Person other than Bearings Entities; or (v) implement systems, processes, technologies, plans or initiatives developed, acquired or utilized by TimkenSteel whether before or after the Distribution Date.

(c)       Notwithstanding anything to the contrary in this Agreement, neither Timken nor TimkenSteel (nor any of their respective Subsidiaries) will be required to perform Services hereunder or take any actions relating thereto that conflict with or violate any applicable Law, contract, license, sublicense, authorization, certification or permit.

Section 2.2   Additional Services.

(a)       If TimkenSteel reasonably determines that additional transition services (not listed on Annex B) of the type previously provided by the Bearings Group to the Steel Business are necessary to conduct the Steel Business, and TimkenSteel or its Subsidiaries are not able to provide such services to the Steel Business, then TimkenSteel may provide written notice thereof to Timken. Upon receipt of such notice by Timken, if Timken is willing, in its sole discretion, to provide such additional service during the Term, the Parties will negotiate in good faith an amendment to Annex B setting forth the additional service (each such service an “Additional Timken Service”), the terms and conditions for the provision of such Additional Timken Service and the Fees payable by TimkenSteel for such Additional Timken Service, such Fees to be determined on an arm’s-length basis with the intent that they reflect costs.

(b)       If Timken reasonably determines that additional transition Services (not listed on Annex C) of the type previously provided by the TimkenSteel Group to the Bearings Business are necessary to conduct the Bearings Business, and Timken or its Subsidiaries are not able to provide such services to the Bearings Business, then Timken may provide written notice thereof to TimkenSteel. Upon receipt of such notice by TimkenSteel, if TimkenSteel is willing, in its sole discretion, to provide such additional service during the Term, the Parties will negotiate in good faith an amendment to Annex C setting forth the additional service (each such service an “Additional TimkenSteel Service”), the terms and conditions for the provision of such Additional TimkenSteel Service and the Fees payable by Timken for such Additional TimkenSteel Service, such Fees to be determined on an arm’s-length basis with the intent that they reflect costs.

Section 2.3   Service Requests. Any requests by a Party to the other Party regarding the Services or any modification or alteration to the provision of the Services must be made by an Authorized Representative (it being understood that the receiving Party will not be obligated to agree to any modification or alteration requested thereby). Notwithstanding anything to the contrary hereunder, each Party may avail itself of the remedies set forth in Section 6.4 without fulfilling the notice requirements of this Section 2.3.

Section 2.4   Access.

(a)       Subject to Section 5.2, TimkenSteel, at the reasonable request of Timken, will make available on a timely basis to Timken all information reasonably requested by Timken to enable it to provide the Timken Services. TimkenSteel will give Timken and its Affiliates, employees, agents and representatives, as reasonably requested by Timken, reasonable access, during regular business hours and at such other times as are reasonably required, to the premises of the Steel Business for the purposes of providing the Timken Services.

(b)       Subject to Section 5.2, Timken, at the reasonable request of TimkenSteel, will make available on a timely basis to TimkenSteel all information reasonably requested by TimkenSteel to enable it to provide the TimkenSteel Services. Timken will give TimkenSteel and its Affiliates, employees, agents and representatives, as reasonably requested by TimkenSteel, reasonable access, during regular business hours and at such other times as are reasonably required, to the premises of the Bearings Business for the purposes of providing the TimkenSteel Services.

Section 2.5   Books and Records; Retention and Transfer of Materials and Service Recipient Data.

(a)       For a period of 12 months following termination of this Agreement, the Service Provider will retain all books, records, files, databases or computer software or hardware (including current and archived copies of computer files) (the “Materials”) with respect to matters relating to the Services provided to the Service Recipient hereunder that are in a form and contain a level of detail substantially consistent with the records retention policies of the Service Provider prior to the Distribution Date (unless any such Materials have been delivered to the Service Recipient or the Service Recipient otherwise has a copy of such Materials). The Service Provider will make such Materials available to the Service Recipient for its review, upon reasonable notice, at the Service Recipient’s expense, during regular business hours, including in order to verify disputed charges under Section 4.6. If at any time during the 12-month period following the termination of this Agreement, the Service Recipient reasonably requests in writing that certain Materials be delivered to the Service Recipient, the Service Provider promptly will arrange for the delivery of the requested Materials in a form reasonably requested by the Service Recipient to a location specified by, and at the expense of, the Service Recipient. As promptly as practicable following the expiration of the Service Term (or earlier termination pursuant to Section 6.3) of a Service, the Service Provider will use commercially reasonable efforts to furnish to the Service Recipient, and assist in the transition of Materials belonging to the Service Recipient and relating to such Service as clearly identified by the Service Recipient.

(b)       The Service Recipient Data will be and will remain the property of the Service Recipient. The Service Provider will use the Service Recipient Data solely to provide the Services to the Service Recipient as set forth herein and for no other purpose whatsoever. During the Term, the Service Provider will, to the extent reasonably practicable, promptly provide the Service Recipient Data to the Service

Recipient upon the Service Recipient’s reasonable request and at the Service Recipient’s expense. As promptly as practicable following the termination or expiration of this Agreement for any reason, the Service Provider will use commercially reasonable efforts to deliver to the Service Recipient or destroy (and certify such destruction in writing if so requested by the Service Recipient), at Service Recipient’s option, all Service Recipient Data; provided, however, that the Service Provider will not be required to erase or destroy Service Recipient Data included in computer files stored securely by the Service Provider that are created during automatic system backups.

(c)       Notwithstanding anything herein to the contrary, and subject to Section 5.1, the Service Provider may retain copies of the Materials and the Service Recipient Data in accordance with policies and procedures implemented by the Service Provider to comply with applicable Law, professional standards or reasonable business practice, including document retention policies as in effect from time to time and in accordance with past practices. Each Party will use commercially reasonable efforts to provide the other Party with notice of material modifications to its record retention policies in a timely manner.

ARTICLE III

SERVICE QUALITY; INDEPENDENT CONTRACTOR

Section 3.1   Service Quality.

(a)       The Service Provider will perform the Services in a manner and quality that is substantially consistent with the Party’s past practice (including as to quantity) in performing the Services for the Business, and in any event in compliance with any terms or service levels set forth on the applicable Annex. The Service Recipient will use the Services in substantially the same manner and on substantially the same scale as they were used by such Party and its Affiliates in the past practice of the Business, prior to the Distribution Date.

(b)       Each Party acknowledges and agrees that certain of the Services to be provided under this Agreement have been, and will continue to be provided (in accordance with this Agreement and the Annexes hereto) to the Bearings Business or the Steel Business, as applicable, by Third Parties designated by the Party responsible for providing such Services hereunder. To the extent so provided, the Party responsible for providing such Services will use commercially reasonable efforts to (i) cause such Third Parties to provide such Services under this Agreement and/or (ii) enable the Party seeking the benefit of such Services and its Subsidiaries to avail itself of such Services; provided, however, that if any such Third Party is unable or unwilling to provide any such Services, the Parties agree to use their commercially reasonable efforts to determine the manner, if any, in which such Services can best be provided (it being acknowledged and agreed that any costs or expenses to be incurred in connection with obtaining a Third Party to provide any such Services will be paid by the Party to which such Services are provided; provided that the Party responsible for providing such Services will use commercially reasonable efforts to communicate the costs or expenses expected to be incurred in advance of incurring such costs or expenses).

Section 3.2   Independent Contractor; Assets.

(a)       The Parties are independent contractors. All employees and representatives of a Party and any of its Subsidiaries involved in providing Services will be under the exclusive direction, control and supervision of the Party or its Subsidiaries (or their subcontractors) providing such Services, and not of the Service Recipient. The Party or its Subsidiaries (or their subcontractors) providing the Services will be solely responsible for compensation of its employees, and for all withholding, employment or payroll taxes, unemployment insurance, workers’ compensation, and any other insurance and fringe benefits with respect to such employees. The Party or its Subsidiaries (or their subcontractors) providing the Services will have the exclusive right to hire and fire any of its employees in accordance with applicable Law. The Service Recipient will have no right to direct and control any of the employees or representatives of the Party or its Subsidiaries (or their subcontractors) providing such Services.

(b)       All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by a Party, any of its Subsidiaries or any Third Party service provider in connection with the provision of the Services hereunder will remain the property of such Party, its Subsidiaries or such service providers and, except as otherwise provided herein, will at all times be under the sole direction and control of such Party, its Subsidiaries or such Third Party service provider. No license under any patents, know-how, trade secrets, copyrights or other rights is granted by this Agreement or any disclosure in connection with this Agreement by either Party.

Section 3.3   Uses of Services. The Service Provider will be required to provide the Services only to the Service Recipient and the Service Recipient’s Subsidiaries in connection with the Service Recipient’s operation of the Business. The Service Recipient may not resell any Services to any Person whatsoever or permit the use of such Services by any Person other than in connection with the operation of the Business in the ordinary course of business.

Section 3.4   Transition of Responsibilities. Each Party agrees to use commercially reasonable efforts to reduce or eliminate its and its Subsidiaries’ dependence on each Service as soon as is reasonably practicable. Each Party agrees to cooperate with the other Party to facilitate the smooth transition of the Services being provided to the Service Recipient by the Service Provider.

Section 3.5   Disclaimer of Warranties: Force Majeure.

(a)       Except as expressly set forth in this Agreement: (i) each Party acknowledges and agrees that the other Party makes no warranties of any kind with respect to the Services to be provided hereunder; and (ii) each Party hereby expressly disclaims all warranties with respect to the Services to be provided hereunder, as further set forth immediately below.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT WILL BE PROVIDED AS-IS, WHERE-IS, WITH ALL FAULTS, AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, TITLE OR ANY OTHER WARRANTY WHATSOEVER.

(b)       Notwithstanding anything to the contrary contained in this Agreement, neither Party will be liable for any interruption, delay or failure to perform any obligation under this Agreement (but specifically excluding any inability or failure to pay for Services rendered hereunder) when such interruption, delay or failure results from causes beyond such Party’s reasonable control, including any Law or act of any Governmental Authority, riot, terrorism, insurrection or other hostilities, embargo, fuel or energy shortage, equipment breakdowns, power failure, pandemic, epidemic, fire, flood, earthquake or act of God, strikes, lockouts, labor shortages, failure of a Third Party to satisfy its contractual obligations, or any other similar cause (“Force Majeure Events”); provided, however, that the affected Party promptly notifies the other Party, in writing, upon learning of the occurrence of the Force Majeure Event. Subject to compliance with the foregoing, a Party’s obligations hereunder will be postponed for such time as its performance is suspended or delayed on account of the Force Majeure Event and, upon the cessation of the Force Majeure Event, such Party will use commercially reasonable efforts to resume promptly its performance hereunder.

ARTICLE IV

FEES; PAYMENT

Section 4.1   Fees. The Service Recipient will pay the Service Provider the Fees for the Services provided by such Service Provider under this Agreement. The Fees for the Timken Services are set forth on Annex B and the Fees for the TimkenSteel Services are set forth on Annex C, in each case, subject to adjustment for each Term Extension as provided in Section 6.2.

Section 4.2   Taxes. To the extent required or permitted by applicable Law, there will be added to any Fees due under this Agreement, and each Party agrees to pay to the other, amounts equal to any taxes, however designated or levied, based upon such Fees, or upon this Agreement or the Services provided under this Agreement, or their use, including state and local privilege or excise taxes based on gross revenue and any taxes or amounts in lieu thereof paid or payable by the Service Provider hereunder. In the event taxes are not added to an invoice from the Service Provider hereunder, the Service Recipient is responsible to remit to the appropriate tax jurisdiction any additional amounts due including tax, interest and penalty. The Parties will cooperate with each other to minimize any of these taxes to the extent reasonable. If additional amounts are determined to be due on the Services provided hereunder as a result of an audit by a tax jurisdiction, the Service Recipient hereunder agrees to reimburse the Service Provider for the additional amounts due including tax, interest and penalty. The Party obligated to make such reimbursement will have the right to contest the assessment with the tax jurisdiction at its own expense. The Service Provider hereunder will be responsible for penalty or interest associated with its failure to remit invoiced taxes. The Parties further agree that, notwithstanding the foregoing, neither Party will be required to pay any franchise taxes, taxes based on the income of the other Party or personal property taxes on property owned or leased by a Party and used by such Party to provide Services. Notwithstanding anything else in this Agreement to the contrary, the obligations of this Section 4.2 will remain in effect until the expiration of the relevant statutes of limitation.

Section 4.3   Invoices and Payment. Unless otherwise specified in Annex B or Annex C, within 15 days following the end of each month during the Term (or within 15 days after receipt of a Third Party supplier’s invoice in the case of Services that are provided by a Third Party supplier), the Service Provider will submit to the Service Recipient for payment a written statement of amounts due under this Agreement for such month. The statement will set forth the Fees, in the aggregate and itemized, based on the descriptions set forth on Annex B or Annex C, as the case may be. Each statement will specify the nature of any amounts due for any Fees as set forth on Annex B or Annex C and will contain reasonably satisfactory documentation in support of such amounts as specified therein and such other supporting detail as the Service Recipient may reasonably require to validate such amounts due.

Section 4.4   Timing of Payment; No Offsets. Unless otherwise specified in Annex B or Annex C, each Party will pay all amounts due pursuant to this Agreement no later than 45 days following the end of each month during the Term (or, in the case of Services that are provided by a Third Party supplier, no later than 45 days following the end of the billing period for such Services) (the “Payment Due Date”). Neither Party will offset any amounts owing to it by the other Party or any of its Subsidiaries against amounts payable by such Party hereunder or any other agreement or arrangement. All timely payments under this Agreement will be made without early payment discount.

Section 4.5   Non-Payment. If either Party fails to pay the full amount of any invoice by the Payment Due Date, such failure will be considered a material default under this Agreement. The remedies provided to each Party by this Section 4.5 and by Section 6.4 will be cumulative with respect to any other applicable provisions of this Agreement. Payments made after the date they are due will bear interest at an annual rate equal to that announced publicly by The Wall Street Journal as its prime rate plus 2.0% (compounded monthly).

Section 4.6   Payment Disputes. The Service Recipient may object to any amounts for any Service invoiced to it at any time before, at the time of, or after payment is made, provided such objection is made in writing to the Service Provider within 60 days following the end of the Term. The Service Recipient will timely pay the disputed items in full while resolution of the dispute is pending; provided, however, that the Service Provider will pay interest at an annual rate equal to the Prime Rate plus 2.0%

(compounded monthly) on any amounts it is required to return to the Service Recipient upon resolution of the dispute. Payment of any amount will not constitute approval thereof. Any dispute under this Section 4.6 will be resolved in accordance with the provisions of Section 7.8.

ARTICLE V

CONFIDENTIALITY

Section 5.1   Confidentiality. Each Party agrees that the specific terms and conditions of this Agreement and any information, Service Recipient Data and Materials conveyed or otherwise received by or on behalf of a Party in conjunction herewith are confidential and are subject to the terms of the confidentiality provisions set forth in Section 6.7 of the Separation Agreement.

Section 5.2   Security.

(a)       If either Party (including its Affiliates and their employees, authorized agents and subcontractors) is given access to the other Party’s computer systems or software (collectively, “Systems”), premises, equipment, facilities or data in connection with the Transition Services, the Party given access (the “Availed Party”) will comply with (and will cause its Affiliates, and their employees, authorized agents and subcontractors to comply with) all of the other Party’s policies and procedures in relation to the use and access of the other Party’s Systems, premises, equipment, facilities or data (collectively, “Safety and Security Policies”), and will not tamper with, compromise or circumvent any safety, security or audit measures employed by such other Party. The Availed Party will access and use only those Systems, premises, equipment, facilities and data of the other Party for which it has been granted the right to access and use.

(b)       Each Party will use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems, premises, equipment, facilities and data of the other Party gain such access, and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of such Systems, premises, equipment, facilities or data (including, in each case, any information contained therein), including notifying its personnel of the restrictions set forth in this Agreement and of the Safety and Security Policies.

(c)       If, at any time, the Availed Party determines that any of its personnel has sought to circumvent, or has circumvented, the Safety and Security Policies, that any unauthorized Availed Party personnel has accessed the Systems, premises, equipment, facilities or data, or that any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of, or damage to, premises, facilities, equipment, data, information or software of the other Party, the Availed Party will promptly terminate any such person’s access to the Systems, premises, equipment, facilities or data and promptly notify the other Party. In addition, such other Party will have the right to deny personnel of the Availed Party access to its Systems, premises, equipment, facilities or data upon notice to the Availed Party in the event that the other Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 5.2(c) or otherwise pose a security concern. The Availed Party will use commercially reasonable efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s Systems, premises, equipment, facilities or data.

(d)       If any Systems, premises, equipment or facilities of a Party are damaged (ordinary wear and tear excepted) due to the conduct of the Availed Party or any of its Affiliates, or their employees, authorized agents or subcontractors, the Availed Party will be liable to the other Party for all costs associated with such damage, to the extent such costs exceed any available insurance proceeds.

ARTICLE VI

TERMINATION

Section 6.1   Term. The term of this Agreement (the “Term”) will commence on the Distribution Date and end on the earliest to occur of (a) the two-year anniversary of the Distribution Date, subject to Section 6.2, (b) the date on which the provision of all Services has been terminated by the Parties pursuant to Section 6.3 and (c) the date this Agreement is terminated pursuant to Section 6.4.

Section 6.2   Option to Extend Term. Upon written request from the Service Recipient delivered to the Service Provider no later than 30 days (or such other time specified in Annex B or Annex C with respect to such Service), prior to the end of the Service Term for such Service, the Parties will extend the Service Term of such Service for up to 90 days (or for such other period specified in Annex B or Annex C with respect to such Service), on the terms and conditions contained in this Agreement (such extension, a “Term Extension”). In the event a Term Extension for a Service would exceed the Term of this Agreement, the Term of this Agreement will be extended for the duration of the Term Extension. The Parties agree that, during the Term Extension for a Service, unless otherwise specified in Annex B or Annex C with respect to such Service, the Fees for such Service will be increased by an additional 25% of the Fee for such Service set forth in Annex B or Annex C.

Section 6.3   Partial Termination.

(a)       The Service Recipient will provide no less than 30 days written notice (unless a shorter time is mutually agreed upon by the Parties or unless otherwise specified in Annex B or Annex C with respect to a Service) to the Service Provider of any Services that, prior to the expiration of the Service Term or Term Extension, are no longer needed from the Service Provider, in which case this Agreement will terminate as to such Services (a “Partial Termination”). The Parties will mutually agree as to the effective date of any Partial Termination.

(b)       In the event of any termination prior to the scheduled expiration of the Service Term or of any Partial Termination hereunder, with respect to any terminated Services in which the Fee for such terminated Services is charged as a flat monthly rate, if termination occurs other than the end of the month, there will be no proration of the monthly rate. To the extent any amounts due or advances made hereunder related to costs or expenses that have been or will be incurred and that cannot be recovered by the Service Provider, such amounts due or advances made will not be prorated or reduced and the Service Provider will not be required to refund to the Service Recipient any prorated amount for such costs or expenses; and the Service Recipient will reimburse the Service Provider for (i) Service Recipient’s proportional share of any Third Party costs or charges that are required to be paid in connection with the provision of any Services and that cannot be terminated and (ii) any Third Party cancellation or similar charges incurred as a result of the Service Recipient’s early termination.

Section 6.4   Termination of Entire Agreement. Subject to the provisions of Section 6.6, a Party will have the right to terminate this Agreement or effect a Partial Termination effective upon delivery of written notice to the other Party if the other Party:

(a)       makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage (with respect to its own property and business) of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 30 days; or

(b)       materially defaults in the performance of any of its covenants or obligations contained in this Agreement (or, in the case of a Partial Termination, with respect to the Services being terminated) and such default is not remedied to the non-defaulting Party’s reasonable satisfaction within 45 days after receipt of written notice by the defaulting Party informing such Party of such default, or if such default is not capable of being cured within 45 days, if the defaulting Party has not promptly begun to cure the default within such 45-day period and thereafter proceeded with all diligence to cure the same.

Section 6.5   Procedures on Termination. Following any termination of this Agreement or Partial Termination, each Party will cooperate with the other Party as reasonably necessary to avoid disruption of the ordinary course of the other Party’s and its Subsidiaries’ businesses. Termination will not affect any right to payment for Services provided prior to termination.

Section 6.6   Effect of Termination. Section 4.1 and Section 4.2 (in each case, with respect to Fees and Taxes attributable to periods prior to termination), Section 2.5, Section 3.2, Section 4.3, Section 4.4, Section 4.6, and Section 6.5, this Section 6.6 and ARTICLE I, ARTICLE V, ARTICLE VII and ARTICLE VIII will survive any termination of this Agreement. In the event of a Partial Termination, this Agreement will remain in full force and effect with respect to the Services which have not been terminated by the Parties as provided herein. For the avoidance of doubt, the termination of this Agreement with respect to the Services provided under one Annex, but not the other Annex, will not be a termination of this Agreement.

ARTICLE VII

INDEMNIFICATION AND DISPUTE RESOLUTION

Section 7.1   Limitation of Liability.

(a)       No Party nor any of such Party’s Affiliates will be liable, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, punitive, incidental or consequential damages whatsoever that in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, including loss of profits, diminution in value, business interruptions and claims of customers, whether or not such damages are foreseeable or any Party has been advised of the possibility or likelihood of such damages.

(b)       Except for Liabilities arising out of or related to the gross negligence, willful misconduct or bad faith of the defaulting Party or in respect of Section 5.2(d) or ARTICLE VII, in no event will a Party’s aggregate liability arising under or in connection with this Agreement (or the provision of Services hereunder) exceed the Fees paid or payable to such Party from the other Party pursuant to this Agreement in respect of the Service from which such Liability flows.

(c)       Each Party will use commercially reasonable efforts to mitigate the Liabilities for which the other is responsible hereunder.

Section 7.2   Indemnification by TimkenSteel. TimkenSteel will indemnify, defend and hold harmless each of the Bearings Indemnified Parties for any Liabilities attributable to any Third-Party Claims asserted against them to the extent arising from or relating to: (i) any material breach of this Agreement by TimkenSteel; (ii) any gross negligence, willful misconduct or bad faith by TimkenSteel, the other TimkenSteel Entities, or its or their employees, suppliers or contractors, in the provision of the TimkenSteel Services by TimkenSteel, the other TimkenSteel Entities or its or their employees, suppliers or contractors pursuant to this Agreement; and (iii) the provision of the Timken Services by Timken, the other Bearings Entities or its or their employees, suppliers or contractors, except to the extent that such Third-Party Claims for Liabilities are Finally Determined to have arisen out of the material breach of this Agreement, gross negligence, willful misconduct or bad faith of Timken, the other Bearings Entities or its or their employees, suppliers or contractors in providing the Timken Services.

Section 7.3   Indemnification by Timken. Timken will indemnify, defend and hold harmless each of the TimkenSteel Indemnified Parties for any Liabilities attributable to any Third-Party Claims asserted against them to the extent arising from or relating to: (i) any material breach of this Agreement by Timken; (ii) any gross negligence, willful misconduct or bad faith by Timken, the other Bearings Entities, or its or their employees, suppliers or contractors, in the provision of the Timken Services by Timken, the other Bearings Entities or its or their employees, suppliers or contractors pursuant to this Agreement; and (iii) the provision of the TimkenSteel Services by TimkenSteel, the other TimkenSteel Entities or its or their employees, suppliers or contractors, except to the extent that such Third-Party Claims for Liabilities are Finally Determined to have arisen out of the material breach of this Agreement, gross negligence, willful misconduct or bad faith of TimkenSteel, the other TimkenSteel Entities or its or their employees, suppliers or contractors in providing the TimkenSteel Services.

Section 7.4   Exclusive Remedy. Except for equitable relief and rights pursuant to Section 4.2, Section 4.5 or ARTICLE V, the indemnification provisions of this ARTICLE VII will be the exclusive remedy for breach of this Agreement.

Section 7.5   Risk Allocation. Each Party agrees that the Fees charged under this Agreement reflect the allocation of risk between the Parties, including the disclaimer of warranties in Section 3.5(a) and the limitations on liability in Section 7.1. Modifying the allocation of risk from what is stated here would affect the Fees that each Party charges, and in consideration of those Fees, each Party agrees to the stated allocation of risk.

Section 7.6   Indemnification Procedures. All claims for indemnification pursuant to Section 5.2(d) or this ARTICLE VII will be made in accordance with the provisions set forth in Article V of the Separation Agreement. Notwithstanding anything to the contrary hereunder, neither Party may assert against the other Party or submit to arbitration or legal proceedings any cause of action, dispute or claim for indemnification which accrued more than two years after the later of (a) the occurrence of the act or event giving rise to the underlying cause of action, dispute or claim and (b) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the cause of action, dispute or claim.

Section 7.7   Express Negligence. THE INDEMNITY, RELEASES AND LIMITATIONS OF LIABILITY IN THIS AGREEMENT (INCLUDING ARTICLE II AND THIS ARTICLE VII) ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

Section 7.8   Dispute Resolution. Except for claims arising under ARTICLE V, any Dispute arising out of or relating to this Agreement will be resolved as provided in Article VII of the Separation Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1   Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 8.2   Waiver. No failure or delay of any Party in exercising any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 8.3   Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic transmission, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Timken:

The Timken Company

4500 Mount Pleasant Street NW

North Canton, Ohio 44720-5450

Attention: Senior Vice President and General Counsel

if to TimkenSteel:

TimkenSteel Corporation

1835 Dueber Avenue, S.W.

Canton, Ohio 44706-2798

Attention: General Counsel

Section 8.4   Entire Agreement. This Agreement, including the Annexes hereto and the sections of the Separation Agreement referenced herein, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between the Parties with respect to such subject matter.

Section 8.5   No Third-Party Beneficiaries. Except to the extent otherwise provided in ARTICLE VII, nothing in this Agreement or the Ancillary Agreements, express or implied, is intended to or will confer upon any Person other than the Parties to this Agreement and such Ancillary Agreements and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement or the Ancillary Agreements.

Section 8.6   Governing Law. This Agreement will be governed by and construed and enforced in accordance with the substantive Laws of the State of Ohio, without regard to any conflicts of law provision or rule thereof that would result in the application of the Laws of any other jurisdiction.

Section 8.7   Assignment. Except as specifically provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party to this Agreement or such rights, interests or obligations being so assigned or delegated, and any such assignment without such prior written consent will be null and void. If any Party to this Agreement (or any of its successors or permitted assigns) (a) will consolidate with or merge into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (b) will transfer all or substantially all of its properties and/or Assets to any Person, then, and in each such case, the Party (or its successors or permitted assigns, as applicable) will ensure that such Person assumes all of the obligations of such Party (or its successors or permitted assigns, as applicable) under this Agreement and all applicable Ancillary Agreements, in which case the consent described in the previous sentence will not be required.

Section 8.8   Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement.

Section 8.9   Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) will be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.10   Rules of Construction. Interpretation of this Agreement will be governed by the following rules of construction: (a) words in the singular will be held to include the plural and vice versa and words of one gender will be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Annexes, Schedules and Exhibits hereto, (d) references to “$” will mean U.S. dollars, (e) the word “including” and words of similar import when used in this Agreement will mean “including without limitation,” unless otherwise specified, (f) the word “or” will not be exclusive, (g) the word “will” will be construed to have the same meaning and effect as the word “shall”; (h) references to “written” or “in writing” include in electronic form, (i) provisions will apply, when appropriate, to successive events and transactions, (j) the table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement, (k) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (l) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.11   Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of either Party under this Agreement will not be assignable by such Party without the prior written consent of the other Party. The successors and permitted assigns hereunder will include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

Section 8.12   Performance. Each Party will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party.

Section 8.13   No Public Announcement. Neither Timken nor TimkenSteel will, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that either Party is obligated by Law or the rules of any regulatory body, stock exchange or quotation system, in which case the other Party will be advised and the Parties will use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing will not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with applicable Law, accounting and SEC disclosure obligations or the rules of any stock exchange.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

THE TIMKEN COMPANY

By:	/s/ Philip D. Fracassa
Name:	Philip D. Fracassa
Title:	Chief Financial Officer

TIMKENSTEEL CORPORATION

By:	/s/ Christopher J. Holding
Name:	Christopher J. Holding
Title:	Executive Vice President and Chief Financial Officer

Annex A

AUTHORIZED REPRESENTATIVES

TIMKEN

The Timken Company

4500 Mt. Pleasant Street, NW

North Canton, Ohio 44720

Douglas H. Smith	Richard M. Boyer
Product Line Vice President – Tapered Roller Bearings	Vice President – Manufacturing
Douglas.h.smith@timken.com	Richard.boyer@timken.com
(234) 262-2055	(234) 262-3722

Sandra L. Rapp	Ted Mihaila
Vice President – Information Technology	Senior Vice President & Controller
Sandra.rapp@timken.com	ted.mihaila@timken.com
(234) 262-2311	(234) 262-4198

Douglas C. Nelson
Vice President – Total Rewards
Douglas.c.nelson@timken.com
(234) 262-7015

TIMKENSTEEL

TimkenSteel Corporation

1835 Dueber Avenue, SW

Canton, Ohio 44706

Raymond V. Fryan	James M. Gresh
Vice President – Technology and Quality	Vice President – Strategy and International
Raymond.fryan@timkensteel.com	James.gresh@timkensteel.com
(330) 471-3571	(330) 471-6787

Richard E. Hawkins	Amanda J. Sterling
Vice President – Information Technology	Vice President and Corporate Controller
Rick.hawkins@timkensteel.com	Amanda.sterling@timkensteel.com
(330) 471-3591	(330) 471-4227

Eric D. Murray
General Manager – Total Rewards
Eric.murray@timkensteel.com
(330) 471-3290

Annex B

TIMKEN SERVICES AND FEES

Timken will provide TimkenSteel the following specific services as requested by TimkenSteel on the terms specified in this Annex B.

Section B.1

Engineering Services	Description	Fee(s)	Service Term
Global labs and assets

ASPEX lab – Timken will provide services related to ASPEX sample prep, processing, analysis until the TimkenSteel Lab is operational or for the term indicated. Includes three Aspex units and preparation equipment.

TimkenSteel associates to operate equipment and to conduct related activities.

		$9,675 per month	9 months
	Steel storage capacity - Timken will allow current steel being stored to remain until TimkenSteel storage is ready to transfer steel into new facility or for the term indicated.	No fee	9 months

Corrosion laboratory - Timken will provide services related to corrosion testing until the TimkenSteel lab is operational or for the term indicated.

TimkenSteel associates to operate equipment and to conduct related activities.

		$2,700 per month	9 months
	Electron microscopy lab - Timken will provide services related to SEM analysis until the TimkenSteel Lab SEM is operational or for the term indicated.	$2,250 per month	9 months

Engineering Services	Description	Fee(s)	Service Term

Mechanical testing lab - Timken will provide services related to Mechanical Test until the TimkenSteel lab is operational or for the term indicated. Includes MTS frame, and RR Moore test rig.

TimkenSteel associates to operate equipment and to conduct related activities.

		$717 per month	9 months

Gleeble – Timken will provide facility / occupation related services related to Gleeble until the TimkenSteel Lab is operational or for the term indicated.

TimkenSteel associates will be providing services while on site at WHQ. Timken associates may operate facilities when not being used by TimkenSteel or during off shift.

		$533 per month	9 months
	Heat treat laboratory - Timken will provide services related to Heat Treatment until the TimkenSteel lab is operational or for the term indicated.	$480 per month	9 months
	Ultrasonic laboratory - Timken will provide services related to UT testing and analysis of related results until the TimkenSteel lab is operational or for the term indicated. Note – focus is Sonix1.	$11,250 per month	9 months

Engineering Services	Description	Fee(s)	Service Term

Melting laboratory - Timken will provide services related to VIM Melting until the TimkenSteel Lab is operational or for the term indicated.

TimkenSteel associates to operate equipment and to conduct related activities.

		$5,600 per month	9 months
	Rolling Mill - Timken will provide services related to Test Rolling until the TimkenSteel Lab is operational or for the term indicated.	$2,000 per month	9 months
	Data Transfer – Data transfer for Aspex, SEM, UT and Gleeble assets.	No fee	9 months
	Machinability Broaching – Timken will provide services related to machinability testing utilizing the broach. TimkenSteel associates to operate equipment and to conduct related activities.	$1,000 per month	9 months
	Laboratory maintenance & repairs – for items beyond normal wear and tear.	Actual costs on a Time and Material basis	9 months
Associate Access to WHQ

Associate Access – Timken will provide associates access to the necessary laboratories for purposes of the Services hereunder.

Lab Associates – Treat as contingents, sign in at front desk

All other TimkenSteel Associates – Treat as visitors

		No fee	9 months

Engineering Services	Description	Fee(s)	Service Term
Technical archives	Library services - Timken will provide reasonable access to library catalog documents that are part of the Steel Business.	$750 per month	6 months

Section B.2

1.	TimkenSteel may extend the Service Term for the Services provided under this Section B.2 by delivering a written request to Timken 90 days prior to the end of the Service Term for such Service.

Finance and Facilities Services	Description	Fee(s)	Service Term
Payroll

FTS payroll services - Timken will provide all aspects of payroll processing for TimkenSteel company active associates and retirees consistent with existing practices. Includes all internal customer support and external vendor management.

TimkenSteel will provide notice to Timken of TimkenSteel’s intention to discontinue use of the payroll services no later than 90 days prior to terminating its use of the payroll services.

		$23,000 per month	19 months
Finance and accounting support

Financial Close Support - After the Separation, TimkenSteel will require support from certain associates in Timken’s finance and accounting function to participate in TimkenSteel’s annual financial close process. The support tasks required are for the legal entities involved in the Separation and include but are not limited to:

		No fee; TimkenSteel will reimburse Timken for any non-labor out-of-pocket expenses incurred in the provision of this support.	8 months

Finance and Facilities Services	Description	Fee(s)	Service Term

• Q2 and year-end financial closing

• Q2 and year-end financial carve-out activities

• Legal entity and business performance reporting

• Preparation of special tax reporting packages

• Preparation of special external reporting packages

• Preparation of special unit reporting packages

Terms of Support

• Service will be provided during normal business hours in the location of the associate providing the support.

• Timken and TimkenSteel will designate a contact point for services, and all questions and information requests will be submitted and addressed through these contact points.

• Timken and TimkenSteel will identify senior members of their respective finance and accounting organizations to act as escalation points to resolve disputes regarding the provision of this service.

FTS	Accounts receivable and related services – Timken will provide, using FTS/TERI operations, services related to accounts receivable claims initiation, cash application, past due follow up, and related transactional processing services consistent with existing practices.	$11,220 per month	18 months

Finance and Facilities Services	Description	Fee(s)	Service Term

TSBMR document processing – Timken will provide, using FTS/TERI operations, services related to transactional processing of all TSMBR processing tasks related to accounts payable and accounts receivable consistent with existing practices.

		$5,610 per month	18 months
	Vendor invoice processing – Timken will, using FTS/TERI operations, post vendor invoices to the accounts payable system consistent with existing practices.	$3,740 per month	18 months
	Purchasing admin – Timken will, using FTS/TERI operations, continue to support purchasing administration tasks consistent with existing practices.	$935 per month	18 months
	Laptop leasing admin – Timken will, continue to manage the TimkenSteel laptop leasing program consistent with existing practices.	$935 per month	18 months
UK support

UK finance support – Timken UK Limited will provide finance and accounting support in the UK and will participate in TimkenSteel’s monthly financial close process. The support tasks required include:

• Monthly vendor payments and purchase requisitions

• Management of lease contracts and payments

• Quarterly VAT returns and payments

• Management of statutory accounts and statutory tax preparation

		$3,000 per month	12 months

Finance and Facilities Services	Description	Fee(s)	Service Term

• Preparation of tax and year-end reporting packages

• Management of Pension and FASB 87

• Payroll for local associates and year end payroll submissions

• Management of local associate expenses, credit cards, and insurance

• Record retention for TimkenSteel

• Monthly general ledger account reconciliations per Corporate policy

• Monthly load of financial results into HFM for consolidation

Section B.3

1.	TimkenSteel may extend the Service Term for the Services provided under this Section B.3 by delivering a written request to Timken 90 days prior to the end of the Service Term for such Service.

Information Technology Services	Description	Fee(s)	Service Term
EDI

GenTran EDI systems – Timken will provide continued access, use and production support of services relating to GenTran systems, including: set up of new trading partners, changes to existing partners, responding to inquiries, ensuring that requirements and updates are met, mapping and integration of EDI data to internal systems and providing secure environments.

		$2,900 per month	24 months

Information Technology Services	Description	Fee(s)	Service Term
Mainframe support

Mainframe environment support - Timken will provide continued access, use and production support of services relating to the mainframe environment, including, but not limited to maintenance and operational support for the mainframe application, interfaces, batch jobs, vendor/third party management, access, security, version and change control, patches and updates, performance tuning, database support, hosting, and level 2/3 help desk support for the mainframe system. Mainframe environment support does not include Millennium application licensing and related costs which will be paid by TimkenSteel.

Timken will provide notice to TimkenSteel of Timken’s intention to discontinue use of the mainframe services no later than 90 days prior to terminating its use of the mainframe services. If TimkenSteel determines to continue use of the mainframe services, it would be obligated to enter into a separate contract with the third party mainframe service provider.

		$38,080 per month for the first 18 months. Rates and utilization levels to be reviewed and adjusted after the first 18 months based on the percent active user population and mainframe cost base.	24 months

Information Technology Services	Description	Fee(s)	Service Term
Overall support

Application and infrastructure support services - Timken will provide application and infrastructure support services including, but not limited to:

• Information security hardware, software, processes and tools (firewalls, scanning, monitoring);

• Resources to support OnBase related document processing

• Internet, server support, and database support

• SharePoint

• Mobility environment (MDM service, Mobile Iron)

• Data communications networks

• Application development and maintenance support including Payroll, HRIS, Recruiting, Benefits Administration, Kronos, Timken Supplier Network, Extensity, SAP (including Basis), HCM, Hyperion and AR Securitization/Subledger

• Systems integration/ middleware (MQSeries, BEA, and other related systems)

• Unified Communications including telephone forwarding to new Bearing phone numbers and email forwarding to new Steel email accounts

• Other applications as requested by TimkenSteel

		No fees will be charged for the months of July and August 2014. From the period of September 2014 through January 2015, fees will be $22,400 per month for up to 320 hours of support per month across all functions (no more than 80 hours per month allocated to HR and Payroll functions). Additional hours beyond January 2015 will be charged at $70 per hour up to 160 hours per month (no more than 40 hours per month allocated to HR and Payroll functions), and will be reconciled monthly. Extension will be based on January 15 conditions.	12 months

Section B.4

Employee Benefits Services	Description	Fee(s)	Service Term
Expatriate Health Insurance	Expatriate Health Insurance Services - Timken will provide expatriate health insurance coverage through its fully insured arrangement with Aetna International for the benefit of Alex Reid, a TimkenSteel expatriate.	$1,758 per month	18 months. No extension permitted

Annex C

TIMKENSTEEL SERVICES AND FEES

TimkenSteel will provide Timken the following specific services as requested by Timken on the terms specified in this Annex C.

Section C.1

Engineering Services	Description	Fee(s)	Service Term
Global labs and assets	Gleeble – TimkenSteel to provide services while on site at WHQ.	$2,000 per month	6 months
	Melting – TimkenSteel to provide services while on site at WHQ.	$1,500 per heat	9 months
	Rolling Mill – TimkenSteel to provide services while on site at WHQ.	$500 per heat	9 months
	Chemistry laboratory – TimkenSteel will provide services related to Chemical analysis.	$8,000 per month	3 months
	Laboratory maintenance & repairs – for items beyond normal wear and tear of machines.	Actual costs on a Time and Material basis	9 months

Section C.2

Operations Services	Description	Fee(s)	Service Term
Central tube yard

Central tube yard services – TimkenSteel will provide services, facilities and utilities for storage and operations as described in Schedule C.2 until the Timken tube yard move is completed or for the term indicated.

Timken will provide notice to TimkenSteel of Timken’s intention to extend this services no later than 90 days prior to the expiration of these services.

		$12.89 per process ton. (A daily process ton total is the summation of all tons received into the storage yard plus all tons pulled from the storage yard which are accounted for in the Timken SAP system. Timken has responsibility for all destination freight costs from the storage yard.)	9 months

Operations Services	Description	Fee(s)	Service Term
GRP	Electricity – TimkenSteel will supply electricity to the GRP facility until separate Timken supply is in place	Fixed electricity rate to be based on current process/contract. (Metered volume from the Canton District Electric invoice based upon the firm GS-4 tariff rate. Electricity usage will be determined based on existing meter into GRP)	12 months; No extension permitted
	Natural gas – TimkenSteel will supply natural gas to the GRP facility until separate Timken supply is in place – this supply arrangement will not exceed the term indicated	Fixed natural gas rate to be based on current process/contract. (Timken is currently charged for the total combined volume of natural gas metered at two locations: main building and heat treat. The total charge will be based upon the NYMEX settle rate for natural gas each month)	4 months; No extension permitted
	Potable water – TimkenSteel will supply potable water to the GRP facility until separate Timken supply is in place – this supply arrangement will not exceed the term indicated	Fixed water rate to be based on current process/contract. (GRP is currently charged for water usage costs through a combination of sub-meter actual and agreed upon allocations.) Water usage will be determined based on existing meter into GRP	4 months; No extension permitted

Section C.3

1.	Timken may extend the Service Term for the Services provided under this Section C.3 by delivering a written request to TimkenSteel 90 days prior to the end of the Service Term for such Service.

Finance and Facilities Services	Description	Fee(s)	Service Term
Finance and accounting support

Financial Close Support - After the Separation, Timken will require support from certain associates in TimkenSteel’s finance and accounting function to participate in Timken’s annual financial close process. The support tasks required are for the legal entities involved in the Separation and include but are not limited to:

• Q2 and year-end financial closing

• Q2 and year-end financial carve-out activities

• Legal entity and business performance reporting

• Preparation of special tax reporting packages

• Preparation of special external reporting packages

• Preparation of special unit reporting packages

Support for the closing activities will require participation by business employees who immediately prior to the Separation were employed by the following legal entities:

		No fee; Timken will reimburse TimkenSteel for any non-labor out-of-pocket expenses incurred in the provision of this support	8 months

Finance and Facilities Services	Description	Fee(s)	Service Term

• TimkenSteel

• EDC, Inc.

• TSB Metal Recycling LLC

• Timken Communications Company

• Timken Boring Specialties LLC

Terms of Support

• Service will be provided during normal business hours in the location of the associate providing the support.

• Timken and TimkenSteel will designate a contact point for services, and all questions and information requests will be submitted and addressed through these contact points.

• Timken and TimkenSteel will identify senior members of their respective finance and accounting organizations to act as escalation points to resolve disputes regarding the provision of this service.

Facilities Services

Storage – BIC basement – TimkenSteel will allow certain designated areas to be used for short-term storage of Timken’s records and files and space for the Travel department agents of BCD. The designated areas include the Engineering vault (BIC1F), the vault formerly used by Payroll (BIC1U), the Communications vault (BIC1V) and Travel department area of 1000 sq. ft.

		BIC1F - $1,106 per month BIC1U - $304 per month BIC1V - $231 per month Travel - $667 per month	18 months

Section C.4

Information Technology Services	Description	Fee(s)	Service Term
Overall support

Application and infrastructure support services - TimkenSteel will provide application and infrastructure support services including, but not limited to:

• Information security hardware, software, processes and tools (firewalls, scanning, monitoring);

• Resources to support OnBase related document processing

• Internet, server support, and database support

• SharePoint

• Mobility environment (MDM service, Mobile Iron)

• Data communications networks

• Application development and maintenance support including Payroll, HRIS, Recruiting, Benefits Administration, Kronos, Timken Supplier Network, Extensity, SAP (including Basis), HCM, Hyperion and AR Securitization/Subledger

• Systems integration/middleware (MQSeries, BEA, and other related systems)

• Unified Communications including telephone forwarding to new Timken phone numbers and email forwarding to new TimkenSteel email accounts

• Other applications as requested by Timken

		No fees will be charged for the months of July and August 2014. Beginning September 2014, additional fees will be charged at $70 per hour up to 160 hours per month, and will be reconciled monthly. Extension will be based on September 2014 conditions.	12 months

SCHEDULE C.2

CENTRAL YARD COMMERCIAL TERMS

Scope of Service: TimkenSteel will provide steel storage and product processing services to Timken for steel products that TimkenSteel delivers directly to the Central Yard pursuant to a TimkenSteel order (the “Product”).

1.	Location:

All storage and processing of the Product will be completed within the footprint of the area defined and identified as the “Central Yard” at the TimkenSteel – Gambrinus steel storage yard.

2.	Processing Services:

TimkenSteel will provide the following Product processing services:

a.	Receiving the Product into the Central Yard and acknowledging receipt in Timken’s SAP system;

b.	Storing the Product within the Central Yard, and maintaining mill-supplied identification and segregation of the Product;

c.	Acknowledging, in Timken’s SAP system, of requests for Product transfers and Product shipments;

d.	Pulling from inventory and repackaging Product (including re-bundling, measuring and tagging) to meet Product transfer requirements of SAP signals;

e.	Re-bundling, measuring, tagging and placing in a storage location all residual Product from the repackaged Product;

f.	Recording, in Timken’s SAP system, all transactions created in the pulling of the Product;

g.	Providing logistics services, including obtaining transportation for the Product and loading the Product onto trucks for shipment. Carriers are to be selected and scheduled using a routing guide and procedure provided by Timken.

For the avoidance of doubt, the processing services do not apply to steel that is returned to either TimkenSteel or the Central Yard by Timken.

3.	Product Service Lead Times:

a.	Receipt of the Product: The Product will be stored in the Central Yard and acknowledged in Timken’s SAP system within 24 hours of receipt.

b.	Processing of the Product: The Product will be available for shipment and all transactions will be acknowledged in Timken’s SAP system within seven days of an SAP signal.

4.	Freight:

Timken will be responsible for all incoming and outgoing freight charges relating to the Product. Unless otherwise specified freight terms will be Collect.

5.	Product Ownership:

Title of the Product will transfer from TimkenSteel to Timken upon receipt of the Product into the Central Yard. All Product stored and processed within the Central Yard will be owned by Timken. Timken will retain ownership of all printers and bar code readers utilized within the Central Yard.

6.	Quality:

TimkenSteel will utilize Timken’s global quality tracking system to address quality issues resulting from the services provided pursuant to this Schedule C.2.